Exhibit 99.1

Press Contact:	Investor Contact:
Trinseo	Trinseo
Dina Pokedoff	Andy Myers
Tel : +1 610-240-3307	Tel : +1 610-240-3221
Email: dpokedoff@trinseo.com	Email: aemyers@trinseo.com

Trinseo Reports First Quarter 2022 Financial Results and Updates Full-Year Outlook

First Quarter 2022 and Other Highlights

●	Net income from continuing operations of $17 million and diluted EPS from continuing operations of $0.45
●	Net income includes a pre-tax charge of $36 million related to the 2018 European Commission request for information regarding styrene monomer purchasing activity in the European Economic Area
●	Adjusted EBITDA* of $178 million, including a $32 million favorable impact from net timing, and Adjusted Net Income* of $79 million
●

Cash used in operations of $5 million and capital expenditures of $25 million resulted in Free Cash Flow* of negative $30 million; working capital use of $103 million mainly from a steep rise in raw material prices and sequentially higher sales in the first quarter

●	Repurchased 909 thousand shares for $50 million

	Three Months Ended
	March 31,
$millions, except per share data	2022	2021
Net Sales	$1,387	$986
Net Income from continuing operations	17	66
EPS from continuing operations (Diluted) ($)	0.45	1.67
Adjusted Net Income (1)*	79	123
Adjusted EPS ($)*	2.08	3.12
EBITDA*	115	121
Adjusted EBITDA (1)*	178	184

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income, all of which are non-GAAP measures, to Net Income, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

(1) Adjusted Net Income excludes discontinued operations contribution of $6 million, and Adjusted EBITDA excludes discontinued operations contribution of $17 million, respectively, for the three months ended March 31, 2021.

BERWYN, Pa — May 4, 2022 — Trinseo (NYSE: TSE), a global materials solutions provider and manufacturer of plastics and latex binders, today reported its first quarter 2022 financial results. Net sales in the first quarter increased 41% versus prior year. Higher prices resulted in a 26% increase mainly due to the pass through of higher raw material costs, such as styrene, along with higher energy costs. The remainder of the net sales increase was from the addition of the acquired PMMA and Aristech Surfaces businesses within the Engineered Materials segment. First quarter net income from continuing operations of $17 million was $49 million below prior year due to a pre-tax charge of $36 million related to the European Commission request for information and additional depreciation and amortization from our recent acquisitions. First quarter Adjusted EBITDA of $178 million was $6 million lower than prior year as the additional earnings from the acquired businesses in Engineered Materials and a positive year-over-year net timing variance of $26 million from rising raw material prices was more than offset by lower styrene margins along with lower automotive volumes in Base Plastics.

Commenting on the Company’s first quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “We had a solid start to the year with first quarter earnings similar to last year despite operating in a more challenging business environment as geopolitical factors in Europe pressure supply chains, customer production and energy costs in the region. I’m very proud of our employees who have enacted a number of measures to combat this difficult landscape including ensuring raw material supply and adapting our commercial model to more accurately capture input cost volatility. By leveraging our workforce and our global footprint, we continue to provide our customers with quality products and unique solutions.”

First Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $295 million for the quarter increased $229 million versus prior year and Adjusted EBITDA of $35 million increased $27 million versus prior year. These increases were primarily attributable to the addition of the acquired PMMA and Aristech Surfaces businesses. Excluding the acquired businesses, net sales were flat to prior year and Adjusted EBITDA decreased from lower volumes to consumer electronics applications. Increased frequency in pricing adjustments resulted in passing through energy costs in a more timely manner, but unprecedented volatility in the European energy market still resulted in a $4 million headwind during the quarter. The integration and synergy realization of the newly acquired businesses are both on track.

●	Latex Binders net sales of $307 million for the quarter increased 22% versus prior year due primarily to the passthrough of higher raw materials such as styrene and butadiene. Sales volume was lower than prior year with the majority of the impact from lower sales to paper and carpet applications. Adjusted EBITDA of $30 million was $13 million higher than prior year as pricing actions and a $20 million positive net timing variance more than offset higher freight and utility costs as well as lower sales volumes.

●	Base Plastics net sales of $396 million for the quarter were 21% higher than prior year. Higher price accounted for a 31% increase in net sales due to the passthrough of higher raw materials and pricing actions. Adjusted EBITDA of $69 million was $4 million favorable versus prior year as a $7 million positive net timing variance and stronger margins were partially offset by lower volume in automotive applications as supply chain constraints continue to cause production issues for customers.

●	Polystyrene net sales of $318 million for the quarter were 19% above prior year mainly from the passthrough of higher styrene prices. Adjusted EBITDA of $45 million was $2 million lower than prior year as weaker market conditions in Asia, including impacts from COVID-19 lockdowns, were offset by stronger demand and pricing initiatives in Europe.

●	Feedstocks Adjusted EBITDA of $4 million was $42 million lower than prior year due to lower styrene margins including impacts from higher utility costs.

●	Americas Styrenics Adjusted EBITDA of $22 million for the quarter was $1 million below prior year as higher polystyrene margin mostly offset the impacts of the styrene production turnaround.

2022 Full-Year Outlook

●	Full-year 2022 net income of $174 million to $211 million and Adjusted EBITDA of $625 million to $675 million

●	Full-year 2022 cash from operations of approximately $355 million and Free Cash Flow of approximately $175 million

Commenting on the outlook for 2022, Bozich said, “I’m pleased with our start to the year with another quarter of solid results as we continue to successfully navigate uncertain and challenging conditions. Our updated outlook reflects a continuation of these conditions through the remainder of the year as well as the current styrene production outages at our Terneuzen site and AmSty’s St. James site, which we anticipate will impact results by approximately $35 million. We remain focused on our transformation to a specialty material and sustainable solutions provider, including progressing on the sale process of the Styrenics businesses. The recently announced changes to our organizational structure including the creation of the leadership positions of Chief Sustainability Officer,

Chief Commercial Officer and Chief Technology Officer, will help us exploit the greatly increased growth opportunities that we now have as a result of our transformation while achieving our 2030 Sustainability Goals.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its first quarter 2022 financial results on Thursday, May 5, 2022 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its first quarter 2022 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until May 5, 2023.

About Trinseo

Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics and latex binders with a focus on delivering innovative, sustainable, and value-creating products that are intrinsic to our daily lives. Trinseo is dedicated to making a positive impact on society by partnering with like-minded stakeholders, and supporting the sustainability goals of our customers in a wide range of end-markets including automotive, consumer electronics, appliances, medical devices, packaging, footwear, carpet, paper and board, and building and construction. Trinseo had approximately $4.8 billion in net sales in 2021 and has 26 manufacturing sites and one recycling facility around the world and approximately 3,400 employees. For more information, please visit: www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions, our potential sale of our styrenics businesses and expected proceeds of the proposed sale, our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause such a difference include, but are not limited to, our ability to complete the potential sale of our styrenics businesses; our ability to successfully execute our transformation strategy and business strategy; our ability to integrate acquired businesses; global supply chain volatility and increased costs or disruption in the supply of raw materials; increased energy costs or costs for transportation of our products; the nature of investment opportunities presented to the Company from time to time; the outcome of the European Commission’s request for information; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net sales	$1,386.7	$986.0
Cost of sales	1,210.7	797.1
Gross profit	176.0	188.9
Selling, general and administrative expenses	96.7	56.5
Equity in earnings of unconsolidated affiliates	21.6	22.9
Other charges	36.3	—
Operating income	64.6	155.3
Interest expense, net	21.9	12.0
Acquisition purchase price hedge loss	—	55.0
Other expense, net	3.0	2.4
Income from continuing operations before income taxes	39.7	85.9
Provision for income taxes	22.6	20.1
Net income from continuing operations	17.1	65.8
Net income (loss) from discontinued operations, net of income taxes	(0.4)	5.7
Net income	$16.7	$71.5
Weighted average shares- basic	37.3	38.5
Net income (loss) per share- basic:
Continuing operations	$0.46	$1.71
Discontinued operations	(0.01)	0.15
Net income per share- basic	$0.45	$1.86
Weighted average shares- diluted	38.1	39.5
Net income (loss) per share- diluted:
Continuing operations	$0.45	$1.67
Discontinued operations	(0.01)	0.14
Net income per share- diluted	$0.44	$1.81

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$448.7	$573.0
Accounts receivable, net of allowance	814.3	740.2
Inventories	682.0	621.0
Other current assets	41.4	44.3
Investments in unconsolidated affiliates	262.0	247.8
Property, plant, equipment, goodwill, and other intangible assets, net	2,234.6	2,252.9
Right-of-use assets - operating, net	81.4	85.3
Other long-term assets	135.7	147.7
Total assets	$4,700.1	$4,712.2
Liabilities and shareholders’ equity
Current liabilities	940.5	914.4
Long-term debt, net of unamortized deferred financing fees	2,304.3	2,305.6
Noncurrent lease liabilities - operating	65.1	69.2
Other noncurrent obligations	417.4	409.9
Shareholders’ equity	972.8	1,013.1
Total liabilities and shareholders’ equity	$4,700.1	$4,712.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities
Cash provided by (used in) operating activities - continuing operations	$(5.2)	$40.7
Cash provided by operating activities - discontinued operations	0.2	10.3
Cash provided by (used in) operating activities	(5.0)	51.0

Cash flows from investing activities
Capital expenditures	(23.9)	(11.2)
Cash paid for asset or business acquisitions, net of cash acquired ($1.0 and $0.0)	(22.2)	—
Cash used in investing activities - continuing operations	(46.1)	(11.2)
Cash used in investing activities - discontinued operations	(0.9)	(1.4)
Cash used in investing activities	(47.0)	(12.6)

Cash flows from financing activities
Deferred financing fees	—	(1.3)
Short-term borrowings, net	(3.6)	(2.8)
Purchase of treasury shares	(51.9)	—
Dividends paid	(12.4)	(3.3)
Proceeds from exercise of option awards	1.7	9.0
Withholding taxes paid on restricted share units	(0.8)	(0.8)
Repayments of 2024 Term Loan B and 2028 Term Loan B	(3.6)	—
Net proceeds from issuance of 2029 Senior Notes	—	450.0
Cash provided by (used in) by financing activities	(70.6)	450.8
Effect of exchange rates on cash	(1.7)	(9.5)
Net change in cash, cash equivalents, and restricted cash	(124.3)	479.7
Cash, cash equivalents, and restricted cash—beginning of period	573.0	588.7
Cash, cash equivalents, and restricted cash—end of period	$448.7	$1,068.4
Less: Restricted cash	—	(450.0)
Cash and cash equivalents—end of period	$448.7	$618.4

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended
	March 31,
(In millions)	2022	2021
Engineered Materials	$295.2	$65.8
Latex Binders	306.7	251.0
Base Plastics	396.5	328.9
Polystyrene	318.0	266.9
Feedstocks	70.3	73.4
Americas Styrenics*	—	—
Total Net Sales	$1,386.7	$986.0

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	March 31,
(In millions, except per share data)	2022	2021
Net income	$16.7	$71.5
Net income (loss) from discontinued operations	(0.4)	5.7
Net income from continuing operations	$17.1	$65.8
Interest expense, net	21.9	12.0
Provision for income taxes	22.6	20.1
Depreciation and amortization	53.0	23.1
EBITDA	$114.6	$121.0
Net gain on disposition of businesses and assets	(0.3)	(0.2)	Other expense, net
Restructuring and other charges	0.4	0.3	Selling, general, and administrative expenses
Acquisition transaction and integration net costs (a)	3.2	6.0	Cost of goods sold; Selling, general, and administrative expenses
Acquisition purchase price hedge loss (b)	—	55.0	Acquisition purchase price hedge loss
Asset impairment charges or write-offs	0.7	—	Other charges
European Commission request for information (c)	35.6	—	Other charges
Other items (d)	23.4	2.1	Selling, general, and administrative expenses; Other expense, net
Adjusted EBITDA	$177.6	$184.2
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	177.6	184.2
Interest expense, net	21.9	12.0
Provision for income taxes - Adjusted (e)	25.6	26.1
Depreciation and amortization - Adjusted (f)	50.9	23.0
Adjusted Net Income	$79.2	$123.1
Weighted average shares- diluted	38.1	39.5
Adjusted EPS	$2.08	$3.12

Adjusted EBITDA by Segment:
Engineered Materials	$34.7	$7.9
Latex Binders	30.2	16.8
Base Plastics	68.6	65.3
Polystyrene	45.3	47.4
Feedstocks	4.1	46.3
Americas Styrenics	21.6	22.9
Corporate Unallocated	(26.9)	(22.4)
Adjusted EBITDA	$177.6	$184.2

(a)	Acquisition transaction and integration net costs for the three months ended March 31, 2022 and 2021 primarily relate to expenses incurred for the Company’s acquisition and integration of the PMMA business and Aristech Surfaces Acquisitions.

(b)	Acquisition purchase price hedge loss for the three months ended March 31, 2021 was due to the change in fair value of the Company’s forward currency hedge arrangement that economically hedges the euro-denominated purchase price of the acquisition of the Arkema PMMA business.

(c)	Amount for the three months ended March 31, 2022 relates to the estimated liability recorded in connection with the European Commission request for information.

(d)	Other items for the three months ended March 31, 2022 and 2021 relate to certain of the Company’s strategic initiatives. Other items for the three months ended March 31, 2022 relate to our ERP upgrade project and the potential divestiture of our Styrenics businesses.

(e)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.

(f)	Amount for the three months ended March 31, 2022 exclude accelerated depreciation of $2.2 million, related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new ERP system.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the full year ended December 31, 2022. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
December 31,
(In millions, except per share data)	2022
Adjusted EBITDA	$625 - 675
Interest expense, net	(93)
Provision for income taxes	(76) - (88)
Depreciation and amortization	(220)
Reconciling items to Adjusted EBITDA (g)	(63)
Net Income from continuing operations	174 - 211
Reconciling items to Adjusted Net Income (g)	62
Adjusted Net Income	$236 - 273

Weighted average shares - diluted (h)	38.1
EPS from continuing operations - diluted ($)	$4.56 - 5.54
Adjusted EPS ($)	$6.19 - 7.17

(g)	Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2022, we have not included estimates for these items.

(h)	Weighted average shares calculated for the purpose of forecasting EPS and Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended
	March 31,
(In millions)	2022	2021
Cash provided by (used in) operating activities	$(5.0)	$51.0
Capital expenditures	(24.8)	(12.6)
Free Cash Flow	$(29.8)	$38.4

For the same reasons discussed above, we are providing the following reconciliation of forecasted cash provided by operations and cash used for capital expenditures to forecasted Free Cash Flow for the year ended December 31, 2022. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
(In millions)	December 31, 2022
Cash provided by operating activities	$355
Capital expenditures	(180)
Free Cash Flow	$175